Exhibit 99.1
CST BRANDS, INC. ANNOUNCES STOCKHOLDERS APPROVE MERGER WITH
ALIMENTATION COUCHE-TARD INC.

SAN ANTONIO, November 16, 2016 –– CST Brands, Inc. (NYSE: CST), one of the largest independent retailers of motor fuels and convenience merchandise in North America, today announced that its stockholders approved the previously announced merger agreement with a U.S. subsidiary of Alimentation Couche-Tard Inc. at its special meeting of stockholders held today.

Based on the tabulation of the stockholder vote, approximately 84% of the total shares outstanding as of the October 7, 2016 record date voted at the special meeting, and approximately 99.7% of the shares voted were voted in favor of the merger agreement at the special meeting.

Under the terms of the merger agreement, CST stockholders will receive $48.53 in cash per share, without interest, as a result of the closing of the transaction. The transaction remains subject to customary closing conditions, including the receipt of necessary governmental and regulatory approvals.

CST stockholders also approved, on an advisory (non-binding) basis, the compensation that may be paid or become payable to CST’s named executive officers in connection with the merger.

Advisors

BofA Merrill Lynch is serving as lead financial advisor and J.P. Morgan Chase is also serving as financial advisor to CST. Wachtell, Lipton, Rosen & Katz and Stikeman Elliott are acting as legal advisors to CST.

About CST Brands, Inc.

CST Brands, Inc. (NYSE: CST), a Fortune 500 Company, is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs over 14,000 Team Members at over 2,000 locations throughout the Southwestern United States, Georgia, Florida, New York and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and prepared fresh food. In the U.S., Corner Stores, Nice N Easy Grocery Shoppes, and Flash Foods stores proudly sell a broad offering of branded and unbranded fuel and proprietary baked goods and fresh food, packaged private label products, U Force energy and sport drinks, Freestyle soft drinks and signature ICEE drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee, proprietary baked goods and fresh food and private label packaged goods. CST also owns the general partner of CrossAmerica Partners LP, a master limited partnership and wholesale distributor of fuels, based in Allentown, Pennsylvania. For more information about CST, please visit www.cstbrands.com.

Safe Harbor Statement
Statements made in this press release relating to future plans, events, or financial condition or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of words such as "expect," "plan," "anticipate," "intend," "outlook," "guidance," "believes," "should," "target," "goal," "forecast," "will," "may" or words of similar meaning. Forward-looking statements are likely to address matters such as the companies’ respective or combined anticipated sales, expenses, margins, tax rates, capital expenditures, profits, cash flows, liquidity and debt levels, as well as their pricing and merchandising strategies and their anticipated impact and intentions with respect to the construction of new stores, including additional quick service restaurants, and the remodeling and addition of new equipment and products to existing stores. These forward-looking statements are based on the companies’ current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements.
The following factors, among others, could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the transactions contemplated by the merger agreement in a timely manner or at all, including due to the failure to obtain the required stockholder approval or failure to receive necessary governmental or regulatory approvals required to complete the transactions contemplated by the merger agreement; (3) the risk of not fully realizing expected synergies in the timeframe expected or at all; (4) the risk that the proposed transactions disrupt current plans and operations, increase operating costs, result in management distraction and the potential difficulties in maintaining relationships with customers, suppliers and other third parties and employee retention as a result of the announcement and consummation of such transactions; (5) the outcome of any legal proceedings instituted against the companies following announcement of the merger agreement and transactions contemplated therein; and (6) the possibility that the companies may be adversely affected by other economic, business, and/or competitive factors.
Any number of other factors could affect actual results and events, including, without limitation; the ability to enhance operating performance through in-store initiatives, store remodel programs and the addition of new equipment and products to existing stores; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the companies’ markets; the effect of national and regional economic conditions on the convenience store industry and the companies’ markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the companies’ principal suppliers of fuel and merchandise, and their ability to continue to supply their stores; the companies’ financial leverage and debt covenants; a disruption of IT systems or a failure to protect sensitive customer, employee or vendor data; the actual operating results of new or acquired stores; environmental risks associated with selling petroleum products; governmental laws and regulations, including those relating to the environment and the impact of mandated health care laws; unanticipated legal and other expenses, and other risk factors described in the company's Definitive Proxy Statement, filed with the SEC on October 11, 2016, the Company's latest Annual Report on Form 10-K, filed with the SEC on February 19, 2016 and the Company's subsequent Quarterly Reports on Form 10-Q filed thereafter and other reports and documents we file with the SEC. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

Contacts

Investors:
CST Brands, Inc.
Randy Palmer, 210-692-2160
Executive Director - Investor Relations

Or

Media:
CST Brands, Inc.
Lisa Koenig, 210-692-2659
Director of Communications